Exhibit 10.50

EXECUTIVE AGREEMENT

This Executive Agreement (the “Agreement”) is made and entered into effective as of January 17, 2022 (the “Effective Date”), by and between Matthew Shatzkes (the “Executive”) and Aditxt, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

A. WHEREAS, the Company wishes to retain Executive as its Chief Legal Officer and General Counsel; and

B. WHEREAS, in order to provide Executive with the financial security and sufficient encouragement to become retained by the Company, the Board of Directors of the Company (the “Board”) and the Compensation Committee believes that it is in the best interests of the Company to provide Executive with certain engagement terms and severance benefits as set forth herein.

AGREEMENT

In consideration of the mutual covenants herein contained and the engagement of Executive by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” shall mean any of the following: (i) the commission of an act of fraud, embezzlement or material dishonesty which is intended to result in substantial personal enrichment of Executive in connection with Executive’s engagement with the Company; (ii) Executive’s conviction of, or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses); (iii) Executive’s willful misconduct that is materially injurious to the Company; (iv) a material breach of Executive’s proprietary information agreement that is materially injurious to the Company; or (v) Executive’s (1) material failure to perform Executive’s duties as an officer of the Company, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.

(b) “Change of Control” shall mean the occurrence of any of the following events:

(i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii) the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii) there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.

(c) “Disability” means a physical or mental disability, which prevents Executive from performing Executive’s duties under this Agreement for a period of at least 120 consecutive days in any twelve-month period or 150 nonconsecutive days in any twelve-month period.

(d) “Good Reason” shall mean without Executive’s express written consent any of the following: (i) a significant reduction of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties or responsibilities; (ii) a material reduction of Executive’s base compensation or target bonus opportunities as in effect immediately prior to such reduction; (iii) the relocation of Executive to a facility or a location more than twenty (20) miles from Executive’s current principal location without the prior written consent of Executive; (iv) requiring Executive to travel on behalf of the Company for more than two (2) consecutive weeks or for more than twelve (12) weeks in a calendar year without the prior written consent of Executive; (v) requiring Executive to report to someone other than Corinne Pankovcin without the prior written consent of Executive; (vi) a material breach by the Company of this Agreement or any other agreement with Executive that is not corrected within fifteen (15) days after written notice from Executive (or such earlier date that the Company has notice of such material breach); (vii) the failure of the Company to obtain the written assumption of this Agreement by any successor contemplated in Section 12 below; or (viii) requiring Executive to engage in conduct that Executive reasonably believes to be unethical or dishonest; provided, however, that Executive’s resignation shall not constitute a resignation for Good Reason unless (1) Executive provides written notice to the Company describing the existence of any Good Reason condition(s) within sixty (60) days of the date of the initial existence of the condition(s), (2) to the extent curable, the Company fails to cure the circumstance or event so identified within thirty (30) days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

2. Duties and Scope of Position. During the Engagement Term (as defined below), Executive will serve as the Chief Legal Officer and General Counsel of the Company, reporting to Corinne Pankovcin, the President of the Company (“Supervisor”), and assuming and discharging such responsibilities as are commensurate with Executive’s position. During the Engagement Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto. Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing Executive’s investments, other business affairs and other matters or serving on civic or charitable boards or committees, provided that no such activities materially interferes with the performance of Executive’s obligations under this Agreement. For the avoidance of doubt, Executive shall be permitted to continue to provide advisory services to Worthy Technologies, LLC, Rested, LLC and Aiden Technologies, LLC, none of which are considered a Competing Business. During the Engagement Term, Executive agrees to disclose to the Company those other companies of which Executive is a member of the Board of Directors, an executive officer, or a consultant.

3. Term. The term of Executive’s engagement under this Agreement shall commence as of the Effective Date and shall continue until January 16, 2024 (the “Initial Term End Date”), unless earlier terminated in accordance with Section 8 hereof. The term of Executive’s engagement shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the Engagement Term (as defined below), such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective Engagement Term. The period commencing as of the Effective Date and ending Initial Term End Date or such later date to which the term of Executive’s engagement under the Agreement shall have been extended is referred to herein as the “Engagement Term” and the end of the Engagement Term is referred to herein as the last day of employment.

4. Base Compensation. The Company shall pay to Executive a base compensation (the “Base Compensation”) of $385,000 (prorated for any partial year), payable in equal bimonthly installments. In addition, each year during the term of this Agreement, Executive shall be reviewed for purposes of determining the appropriateness of increasing Executive’s Base Compensation hereunder. For purposes of the Agreement, the term “Base Compensation” as of any point in time shall refer to the Base Compensation as adjusted pursuant to this Section 4.

5. Bonuses.

(a) Sign-On Bonus. The Company shall pay Executive a one-time sign-on bonus in the gross amount of $116,750, less all required tax withholdings and other applicable deductions (the “Sign-on Bonus”). The payment of the Sign-on Bonus will occur in the pay period immediately following thirty (30) days’ employment from the Effective Date (the “Payment Date”). To be eligible for the Sign-on Bonus, Executive must be employed by the Company in good standing on, and have not provided notice of your resignation prior to, the payment of the Sign-On Bonus. In the event that you voluntarily terminate your employment with the Company within six (6) months of the Payment Date, you agree to repay the Company the after-tax amount of the Sign-On Bonus within thirty (30) days of your termination date.

(b) 2022 Bonuses.

(i) In addition to Executive’s Base Compensation, Executive shall be entitled to a minimum 2022 quarterly bonus determined in accordance with the following provisions. For purposes of this Section, Executive’s minimum 2022 bonus shall be $173,250 (the “Minimum 2022 Bonus”). The term “2022 Quarterly Bonus” shall mean 25% of the Minimum 2022 Bonus, or $43,312.50, less all required tax withholdings and other applicable deductions. Beginning with the quarter ending March 31, 2022, and on June 30, 2022, September 30, 2022, and December 31, 2022, Executive shall be paid the 2022 Quarterly Bonus. Payment of the 2022 Quarterly Bonus will occur in the pay period immediately following the end of each quarter, typically occurring on the 16th of the following month. To be eligible for each of the 2022 Quarterly Bonus payments Executive must be employed by the Company in good standing on, and have not provided notice of Executive’s resignation prior to, the payment of the 2022 Quarterly Bonus. Other than in case of termination for Cause or voluntary resignation without Good Reason, in the event Executive is retained by the Company for less than the full quarter for which a 2022 Quarterly Bonus is earned pursuant to this Section 5, Executive shall be entitled to receive a pro-rated 2022 Quarterly Bonus for such quarter based on the number of days Executive was retained by the Company during such quarter divided by 90 (the “Pro Rata 2022 Quarterly Bonus”), which shall be paid at the same time that such Pro Rata 2022 Quarterly Bonus would ordinarily be paid.

(ii) In addition to Executive’s Base Compensation and the Minimum 2022 Bonus, Executive shall be eligible to earn an annual target discretionary bonus beginning in fiscal year 2022 with a target amount of 45% of Executive’s Sign-on Bonus, Base Compensation and Minimum 2022 Bonus, less all applicable withholdings and deductions (a “2022 Discretionary Bonus”). Any 2022 Discretionary Bonus shall be determined at the Company’s sole discretion and shall be based on factors, including but not limited to, achievement of certain performance objectives established by the Company’s Board and Executive’s achievement of certain individual performance objectives which shall be established by Executive and Executive’s Supervisor. If the Company approves payment of any 2022 Discretionary Bonus the bonus amount generally will be determined and paid no later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year for which it is earned. Other than in case of termination for Cause or voluntary resignation without Good Reason, in the event Executive is retained by the Company for less than the full fiscal year for which a Bonus is earned pursuant to this Section 5, Executive shall be entitled to receive a pro-rated Bonus for such fiscal year based on the number of days Executive was retained by the Company during such fiscal year divided by 365 (the “Pro Rata 2022 Bonus”), which shall be paid at the same time that such Pro Rata 2022 Bonus would ordinarily be paid.

(c) Subsequent Year Bonuses.

(i) Following the first anniversary of this Agreement, in addition to Executive’s Base Compensation, Executive will be entitled to a minimum quarterly bonus determined in accordance with the following provisions. For purposes of this Section. Executive’s minimum total bonus shall be $290,000 (the “Subsequent Year Minimum Bonus”). The term “Subsequent Quarterly Bonus” shall mean 25% of the Subsequent Year Minimum Bonus, or $72,500, less all required tax withholdings and other applicable deductions. Beginning with the quarter ending March 31, and on June 30, September 30, and December 31 of the applicable year, Executive will be paid the Subsequent Quarterly Bonus. Payment of the Subsequent Quarterly Bonus will occur in the pay period immediately following the end of each quarter, typically occurring on the 16th of the following month. To be eligible for each of the Subsequent Quarterly Bonus payments Executive must be employed by the Company in good standing on, and have not provided notice of Executive’s resignation prior to, the payment of the Subsequent Quarterly Bonus. Other than in case of termination for Cause or voluntary resignation without Good Reason, in the event Executive is retained by the Company for less than the full quarter for which a Subsequent Quarterly Bonus is earned pursuant to this Section 5, Executive shall be entitled to receive a pro-rated Subsequent Quarterly Bonus for such quarter based on the number of days Executive was retained by the Company during such quarter divided by 90 (the “Subsequent Year Pro Rata Quarterly Bonus”), which shall be paid at the same time that such Subsequent Year Pro Rata Quarterly Bonus would ordinarily be paid.

(ii) In addition to Executive’s Base Compensation and the Subsequent Year Minimum Bonus, Executive shall be eligible to earn an annual target discretionary bonus in an amount of 45% of Executive’s Base Compensation and Subsequent Year Minimum Bonus, less all applicable withholdings and deductions (a “Subsequent Discretionary Bonus”). Any Subsequent Discretionary Bonus shall be determined at the Company’s sole discretion and shall be based on factors, including but not limited to, achievement of certain performance objectives established by the Company’s Board and Executive’s achievement of certain individual performance objectives which shall be established by Executive and Executive’s Supervisor. If the Company approves payment of any Subsequent Discretionary Bonus the bonus amount generally will be determined and paid no later than the fifteenth (15th) day of the third (3rd) month following the end of the fiscal year for which it is earned. Other than in case of termination for Cause or voluntary resignation without Good Reason, in the event Executive is retained by the Company for less than the full fiscal year for which a Bonus is earned pursuant to this Section 5, Executive shall be entitled to receive a pro-rated Bonus for such fiscal year based on the number of days Executive was retained by the Company during such fiscal year divided by 365 (the “Subsequent Pro Rata Bonus”), which shall be paid at the same time that such Subsequent Pro Rata Bonus would ordinarily be paid.

6. Stock Incentives.

(a) Grants. Executive shall participate in, and to receive grants under, the Company’s stock incentive plan. The amount and terms of any such grants shall be determined by the Board or its Compensation Committee, including the exercise price (which shall be equal to or greater than fair market value per share on the date of grant), vesting terms, and other relevant provisions. The determinations of the Board or its Compensation Committee with respect to grants will be final and binding. Notwithstanding the foregoing, upon the occurrence of a Change of Control, as defined herein, where the Company becomes a subsidiary or division of an entity which, immediately prior to such Change in Control, in terms of enterprise value, is at least two (2) times larger than the Company, any unvested equity awards that are then outstanding and unvested shall immediately vest and, with respect to all options and stock appreciation rights, shall become fully exercisable.

(b) Initial Restricted Stock Unit Grant (“RSUs”). Upon the Effective Date, Executive shall be entitled to receive 150,000 shares of the Company’s common stock, par value $0.001 per share (the “Initial Shares”), which shall entitle Executive to receive the underlying Initial Shares within seventy (70) days following the Effective Date. The Initial Shares will be subject to the terms and conditions of the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and the applicable Restricted Stock Unit Agreement (the “RSU Agreement”). The Initial Shares shall vest immediately upon the approval of the Company’s Board of Directors.

(c) Additional RSUs. Executive shall be granted a restricted stock unit award (the “Second Award”) which shall entitle Executive to receive an additional 330,000 shares of the Company’s common stock, par value $0.001 per share (the “Additional Shares”), subject to the vesting schedule and the terms and conditions of the 2021 Plan and the applicable RSU Agreement. Subject to the terms of forfeiture, termination and acceleration provided for in the 2021 Plan and the RSU Agreement and subject to continuous employment, the Additional Shares underlying the Second Award shall vest ratably over eight (8) successive equal quarterly installments over the subsequent two (2) year period (i.e., March 1, 2022, June 1, 2022, September 1, 2022, December 1, 2022, March 1, 2023, June 1, 2023, September 1, 2023 and December 1, 2023) which underlying Additional Shares shall be issued within seventy (70) days following the applicable vesting date.

7. Benefits. Executive shall participate in all employee welfare and benefit plans and shall receive such other fringe benefits as the Company offers to its senior executives and directors.

8. Termination.

(a) Termination by the Company. Subject to the obligations of the Company set forth in this Section 8, the Company may terminate Executive’s engagement at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or Executive may be entitled at law or in equity or under this Agreement. Notwithstanding the foregoing, in the event the Company desires to terminate the Executive’s engagement without Cause, the Company shall give the Executive not less than sixty (60) days advance written notice. Executive’s engagement shall terminate automatically in the event of Executive’s death.

(b) Termination by Executive. Executive may voluntarily terminate the Engagement Term upon sixty (60) days’ prior written notice for any reason or no reason. Executive may terminate the engagement for Good Reason without notice.

(c) Termination for Death or Disability. Subject to the obligations of the Company set forth in Section 8, Executive’s engagement shall terminate automatically upon Executive’s death. Subject to the obligations of the Company set forth in Section 8, in the event Executive is unable to perform Executive’s duties as a result of Disability during the Engagement Term, the Company shall have the right to terminate the engagement of Executive by providing written notice of the effective date of such termination.

9. Payments Upon Termination of Engagement.

(a) Termination for Cause, Death or Disability or Termination by Executive Without Good Reason. In the event that Executive’s engagement hereunder is terminated during the Engagement Term by the Company for Cause pursuant to Section 8(a), the Company elects not to renew the Engagement Term for Cause, by Executive without Good Reason, the Executive elects not to renew the Engagement Term without Good Reason (any termination described immediately preceding this parenthetical in this Section 9(a), each a “Bad Leaver Termination”), or as a result of Executive’s death or Disability pursuant to Section 8(c), the Company shall compensate Executive (or in the case of death, Executive’s estate) as follows: on the date of termination the Company shall pay to the Executive (i) a lump sum amount equal to any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (ii) any bonuses earned for the year immediately preceding termination, but unpaid and which shall be paid at such time that bonuses are paid to other executives (or as otherwise determined by the Board); (iii) for termination other than a Bad Leaver Termination, any 2022 Pro Rata Quarterly Bonus or Subsequent Year Pro Rata Quarterly Bonus (as applicable based on the termination effective date); (iv) within 1 month following submission of proper expense reports by Executive or Executive’s estate, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination; and (v) any vested rights under any of the Company’s compensation or benefit plans (other than the severance plan), to be paid and/or provided pursuant to the terms of such plans or agreements (collectively, “Accrued Compensation”).

(b) Termination by Company Without Cause or by Executive for Good Reason. In the event that Executive’s engagement is terminated during the Engagement Term by the Company without Cause pursuant to Section 8(a), by Executive for Good Reason pursuant to Section 8(b), the Company elects not to renew the Engagement Term without Cause, or the Executive elects not to renew the Engagement Term for Good Reason, then the Company shall pay and/or provide Executive Accrued Compensation and, subject to Executive executing a release in the form set forth in Exhibit A attached hereto (such release becomes irrevocable within sixty (60) days of termination), the Company shall (i) pay to the Executive on the sixtieth (60th) following termination of employment a lump sum amount equal to (a) twelve (12) months of Executive’s Base Compensation, Sign-on Bonus and Minimum 2022 Bonus if this Agreement is terminated prior to December 31, 2022, or (b) Base Compensation and Subsequent Year Minimum Bonus if this Agreement is terminated after December 31, 2022, (ii) provide reimbursement to Executive for the COBRA premiums Executive pays to maintain health insurance coverage through the twelve (12) month anniversary of the date of termination and (iii) cause any equity awards granted prior to the Effective Date, that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable. Notwithstanding the foregoing, if Executive’s engagement is terminated or not renewed without Cause or for Good Reason and a Change of Control of the Company occurs within  six (6) months after such termination or within twenty-four (24) months prior to such termination (“Change in Control Termination”), then Executive shall be entitled to the severance benefits set forth under Section 9(c) and not under this Section 9(b).

(c) Termination in the Context of a Change of Control. Notwithstanding anything in Section 9(a) or 9(b) to the contrary, in the event of a Change in Control Termination, then Executive shall be entitled to receive Accrued Compensation and, subject to the Executive executing a release in the form set forth as Exhibit A attached here (and such release becomes irrevocable within sixty (60) days of termination), the following compensation and other benefits:

(i) on the sixtieth (60th) day of termination, the Company shall pay to the Executive a lump sum cash-payment equal to (a) the sum of (1) the product of two times Executive’s Base Compensation Sign-on Bonus and Minimum 2022 Bonus if the Change in Control Termination occurs prior to December 31, 2022 or Base Compensation and Subsequent Year Minimum Bonus if the Change in Control Termination occurs after to December 31, 2022, and (2) the product of two times Executive’s Target Bonus, and (b) reimburse Executive for the COBRA premiums Executive pays to maintain health insurance coverage through the twenty-four (24) month anniversary of the date of termination; provided, however, Executive will not be entitled to such COBRA premiums upon Executive’s employment with a third party after termination;

(ii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, all of the equity awards that are then outstanding and unvested shall immediately vest and, with respect to all options and stock appreciation rights, shall become fully exercisable for a period of twenty four (24) months following the date of termination (but not later than when the award would otherwise expire); and

(iii) Severance benefits under this Section 9(c) and Section 9(b) above shall be mutually exclusive and severance under one such section shall prohibit severance under the other.

(d) If Executive’s employment terminates for any reason, Executive shall have no obligation to seek other employment and there shall be no setoff against amounts due to Executive under this Agreement for income or benefits from any subsequent employment.

10. Indemnification. The Company agrees to indemnify and hold harmless Executive, to the fullest extent permitted by the laws of the State of Delaware and applicable federal law in effect on the date hereof, or as such laws may be amended to increase the scope of such permitted indemnification, against any and all Losses if Executive was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim by reason of or arising in part out of an Indemnifiable Event, including, without limitation, Claims brought by or in the right of the Company, Claims brought by third parties, and Claims in which Executive is solely a witness. For purposes of this section, “Claim” means any proceeding, threatened or contemplated civil, criminal, administrative or arbitration action, suit or proceeding and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding. “Indemnifiable Event” means any event or occurrence, whether occurring before, on or after the effective date of this Agreement, related to the fact that Executive was a director, officer, employee or agent of the Company or by reason of an action or inaction by Company in any such capacity whether or not serving in such capacity at the time any Loss is incurred for which indemnification can be provided under this Agreement. “Losses” means any and all damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal or other), ERISA excise taxes, amounts paid or payable in settlement, including any interest, assessments, reasonable expenses, including attorney’s fees, experts’ fees, court costs, transcript costs, travel expenses, printing, duplication and binding costs, and telephone charges, and all other charges paid or payable in connection with investigating, defending, being a witness in or participating (including on appeal), or preparing to defend, be a witness or participate in, any Claim. The Company further agrees to maintain a directors and officers liability insurance policy covering Executive in an amount, and on terms no less favorable to Executive than the coverage the Company provides other senior executives and directors.

11. Section 409A It is intended that this Agreement and any payments or benefits provided to Executive whether under this Agreement or otherwise shall either be exempt from or comply with Internal Revenue Code (the “Code”) Section 409A and this Agreement and such payments/benefits shall be interpreted and administered consistent with such intention. For this purpose, each payment shall be considered a separate and distinct payment. However, to the extent any such payments are treated as nonqualified deferred compensation subject to Section 409A of the Code, then no amount payable upon Executive’s termination of employment shall be payable unless such termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h). In addition, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (x) the first business day of the seventh month after the date of Executive’s “separation from service” with the Company (within the meaning of Treas. Reg. Section 1.409A-1(h)) or (y) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 11 shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified employee” as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. In no event shall the date of termination of Executive’s employment be deemed to occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination.

12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or otherwise pursuant to a Change of Control shall assume the Company’s obligations under this Agreement and agree expressly in writing to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by operation of law or otherwise.

13. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (if to the Company, addressed to its Secretary at the Company’s principal place of business on a non-holiday weekday between the hours of 9 a.m. and 5 p.m.; if to Executive, via personal service to Executive’s last known residence) or three business days following the date it is mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.

14. Confidential Information.    Executive recognizes and acknowledges that by reason of Executive’s engagement by and service to the Company before, during and, if applicable, after the Engagement Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information (collectively referred to herein as “Confidential  Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of Executive’s engagement use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Executive also covenants that at any time after the termination of such engagement, directly or indirectly, Executive will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s engagement shall remain the property of the Company. Unless expressly authorized in writing by the Company, Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of Executive’s duties for and on behalf of the Company and in a manner consistent with the Company’s policies regarding Confidential Information. Upon termination of Executive’s engagement, the Executive agrees to immediately return to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession. As a condition of Executive’s engagement with the Company and in order to protect the Company’s interest in such proprietary information, the Company shall require Executive’s execution of a Confidentiality Agreement and Inventions Agreement in the form attached hereto as Exhibit B, and incorporated herein by this reference.

15. Engagement Relationship. Executive’s engagement with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s engagement at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s engagement may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

16. Excess Parachute Payments.

(a) If any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Company (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other plans or agreements or otherwise) (“Payment”), constitute “excess parachute payments” within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment) (such taxes and assessments, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), and, if so, then Company shall pay or provide to Executive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and payroll taxes at Executive’s actual marginal rates and the Excise Tax): (1) all of the Payments or (2) Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code (the “Safe Harbor Amount”). Payments shall be made as follows: (A) if none of the Payments constitute nonqualified deferred compensation (within the meaning of Section 409A of the Code), then such reduction and/or repayment shall occur in the manner the Executive elects in writing prior to the date of Payment; or (B) if any Payment constitutes non-qualified deferred compensation or if the Executive fails to elect an order in the event that none of the Payments constitutes non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the Payments to be reduced will be determined in a manner which maximizes the Executive’s economic position and, to the extent the economic cost is equivalent between one or more Payments, such Payments will be reduced in the inverse order of when payment would have been made to the Executive, until the aggregate Payments payable to the Executive equal the Safe Harbor Amount (the “Reduced Amount”). The Company and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment).

(b) As a result of the uncertainty in the application of Section 280G of the Code, it is possible that Payments may be made by the Company, which should not have been made (“Overpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by Executive to the Company in and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code

(c) The determination of the Excise Tax, Safe Harbor Amount and Reduced Amount, if any, and other amounts under this subsection 16 shall be made by, Golden Parachute Tax Solutions LLC, or if they are no longer in business or are unable to take on this engagement, the independent accounting firm employed by the Company immediately prior to the Change of Control, or such other nationally recognized certified public accounting firm as may be designated by the Executive (“Certified Public Accountants”).

17. Miscellaneous Provisions.

(a) Modifications; No Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of Delaware.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, and may be delivered by facsimile or other electronic means, but all of which shall be deemed originals and taken together will constitute one and the same Agreement.

(f) Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

(g) Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	ADITXT, INC.

	By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	Chief Executive Officer

EXECUTIVE:	/s/ Matthew Shatzkes
Matthew Shatzkes

EXHIBIT A

FORM OF RELEASE

EXHIBIT B

CONFIDENTIALITY AGREEMENT AND INVENTIONS AGREEMENT